EXHIBIT 99.1

Sealy & Company Announces Retirement of CFO and Appointment of Successor

DALLAS, TX - (June 16, 2025) – Sealy & Company (“Sealy”), a leading real estate investment and services firm, today announced the retirement of James Cook, Chief Financial Officer (CFO), after 24 years of dedicated service. Mr. Cook will officially retire on June 30, 2025, and the company is pleased to announce that James Gilligan will succeed Mr. Cook as the new CFO, effective June 16, 2025.

During Mr. Cook’s tenure, Sealy has seen significant growth, including sponsorship of a multi-entity real estate investment program, with combined assets under management in excess of $3 billion. His leadership and financial expertise have been instrumental in scaling and leading the business.

“We are incredibly grateful for James’s contributions to Sealy,” said Mark P. Sealy, President of Sealy. “We are deeply thankful for his exceptional leadership, strategic vision, and commitment to our company's growth and success over the years.”

James Gilligan joined the company in April 2025 and brings a robust executive leadership background centered around real estate investments and private equity. Mr. Gilligan was CFO and Treasurer of Farmland Partners (NYSE: FPI) from 2021 to 2024, and before that worked at Equity International and Equity Group Investments, two investment firms founded by Sam Zell.

Mr. Gilligan and Mr. Cook have worked closely over the last two months to facilitate knowledge transfer and a seamless handover of responsibilities.

About Sealy & Company

Sealy & Company, a fully integrated commercial real estate investment, and operating company, is a recognized leader in acquiring, developing, and redeveloping regional distribution warehouse, industrial/flex, and other commercial properties. Sealy provides a full-service platform for high-net-worth individuals and institutional investors through our development, management, and brokerage divisions. Sealy & Company has an exceptional team of over 100 employees, located in five offices, with corporate offices in Dallas, TX and Shreveport, LA.

Media Contact:

Kayte H. Hollowell, Vice President – Marketing & Communications

Sealy & Company

Direct: 318.698.3112 | Email: KayteH@Sealynet.com